Exhibit 99.2

PRC Legal Opinion

November 4, 2010

SYSWIN Inc.

9/F, Syswin Building,

No. 316, Nan Hu Zhong Yuan,

Chaoyang District,

Beijing 100102

The People’s Republic of China

Re: SYSWIN Inc.

We have acted as the People’s Republic of China (the “PRC”, for the purpose of this PRC legal opinion, not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal advisers to SYSWIN Inc. (the “Company”) in connection with its initial public offering (the “Offering”) and listing of American depositary shares, representing the Company’s ordinary shares (“ADSs”) on the New York Stock Exchange (the “NYSE”).

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available laws and regulations of the PRC, and such qualification and authorization have not been revoked, suspended, restricted or limited in any manner whatsoever.

For the purpose of rendering this Legal Opinion (the “Opinion”), we have examined the copies of the documents provided to us by the Company. In such examination, we have assumed that:

(a)         all documents submitted to us as copies are identical to their originals;

(b)         all signatures, seals and chops on such documents are genuine;

(c)          all parties in relation to any of the documents aforesaid or to any other documents as referred to in this legal opinion have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations hereunder; and

(d)         all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

This Opinion is rendered on the basis of the PRC laws, administrative regulations and rules, supreme court’s judicial interpretations effective as of the date hereof (the “PRC Laws”) and there is no assurance that any of such laws, regulations and rules will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments thereto or replacements thereof may become effective immediately on promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Section I Definitions

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them below:

“AOA”	refers to articles of association of a company.

“Equity Interest Pledge Agreements”	refers to the equity interest pledge agreements entered into between Syswin Zhi Di and each of Syswin Xing Ye’s Shareholders on August 4, 2010.

“Service Agreement”	refers to the Exclusive Technical Consultation and Service Agreement entered between Syswin Xing Ye and Syswin Zhi Di on August 4, 2010.

“SYSWIN Hong Kong”	refers to SYSWIN Limited, a company incorporated under the laws of Hong Kong Special Administrative Region and 100% equity interest of which is directly owned by the Company.

“Syswin Zhi Di”	refers to Beijing Syswin Zhi Di Technology Limited, a wholly foreign owned enterprise (“WFOE”) incorporated under the PRC Laws and 100% equity interest of which is directly owned by SYSWIN Hong Kong.

“Syswin Xing Ye” or “Variable Interest Entity (VIE) “

refers to Beijing Syswin Xing Ye Real Estate Brokerage Company Limited, a domestic company incorporated under the PRC Laws with its shareholders being Beijing Syswin International Real Estate Consulting Company Limited, Mr. Hongbing Tao and Qingling Company Limited, collectively referred to as “Syswin Xing Ye’s or VIE’s Shareholders”.

“Syswin Xing Ye’s” or “VIE’s Subsidiaries”	refers to the Syswin Xing Ye’s wholly-owned domestic companies incorporated under the PRC Laws.

“PRC Subsidiaries”	refers to Syswin Zhi Di, Syswin Xing Ye and Syswin Xing Ye’s Subsidiaries.

“Group Companies”	refers to the Company, SYSWIN Hong Kong, Syswin Zhi Di, Syswin Xing YE and its subsidiaries.

“Government Agency”	refers to any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”

refers to any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Registration Statement”	refers to the Form F-1 registration statement under the United State’s Securities Act of 1933 filed with the Securities Exchange Commission (“SEC”) for listing the Company’s ADSs

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Section II Opinions

Based on the foregoing, we are of the opinions on the date hereof that:

1.              Corporate Structure.  The entering into, and the consummation of the transactions contemplated under the contractual arrangements described in the Registration Statement and the Prospectus under “Our Corporate Structure” constitute legal, valid and binding obligations of all the parties therein, enforceable against all the parties therein, and will not contravene, result in a breach or violation of or constitute a default under any of the terms and provisions of the PRC Subsidiaries’ respective AOAs or business licenses, constitutive documents and Governmental Authorizations in accordance with their terms; all necessary steps for transactions contemplated thereunder have been taken and all consents required from any of the PRC Subsidiaries and each of their respective shareholders have been obtained and are in full force and effect; except as disclosed in the Registration Statement and the Prospectus, all Governmental Authorizations and all necessary steps required in the PRC for the transactions contemplated thereunder have been obtained, made and taken and are in full force and effect. Since the Company establishes its connection with Syswin Xing Ye through contractual arrangements instead of any direct investment therein, the restriction set forth on foreign investment in businesses involved in primary real estate agency and consultancy services is not applicable to its corporate structure.

2.              M&A Rules.  On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, or MOFCOM, the State-Owned Assets Supervision and Administration Commission, or SASAC, the State Administration of Taxation, or SAT, the State Administration for Industry and Commerce, or SAIC, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and was amended on June 22, 2009. The M&A Rules prescribe, among other things, the procedures and formalities of merger and acquisition of a domestic enterprise in China by foreign investors by either purchasing the equities or assets of, or stock swap with, the target PRC enterprise. Following the adoption of the M&A Rules, on September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles as defined under the M&A Rules.

We are of the opinions that, the Company is not required by the M&A Rules to apply to the relevant regulatory agencies, including CSRC, for approval of the listing and trading of the Company’s ADSs on a US stock exchange because (1) Syswin Zhi Di was established as an foreign-invested enterprise by direct investment and not through a “merger with or acquisition of the equity or assets of any PRC domestic enterprise” as such term is defined under the M&A Rules; (2) the Company does not hold any equity interests in Syswin Xing Ye or any of its domestic subsidiaries; and (3) neither the M&A Rules themselves, nor the administrative practices under the M&A Rules made public as of the date of the Prospectus, clearly indicated the application of the M&A Rules in connection with the issue, listing and sale of the Company’s ADSs. However, we cannot exclude the possibility that the CSRC or other relevant PRC authorities might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals or consents need to be obtained for the Offering established under contractual arrangements.

3.              Equity Pledge.  The Equity Interest Pledge Agreements were entered into between Syswin Zhi Di and each of Syswin Xing Ye’s Shareholders on August 4, 2010. According to the Provisions on Change of the Equity Interests of the Investors of A Foreign-Invested Enterprise, there is no time limit for the Syswin Xing Ye to obtain pledge approval from the Government Agency that approved its establishment. Syswin Xing Ye obtained such approval on September 15, 2010 and its obtaining of such approval complies with the PRC Laws.

After obtaining the above equity pledge approval, Syswin Xing Ye submitted filing documents with the Government Agency in charge of equity pledge registration and completed such equity pledge registration on August 12, 2010. Syswin Xing Ye’s completion of equity pledge registration complies with the PRC Laws.

4.              Syswin Zhi Di’s Services to Syswin Xing Ye. Pursuant to Article 1 of the Service Agreement, Syswin Zhi Di shall provide the following services to Syswin Xing Ye:

(1)         Technology Consulting Services, including but not limited to:

(a) Syswin Zhi Di should provide to Syswin Xing Ye exclusive rights to use intellectual properties duly owned by Syswin Zhi Di and are necessary for Syswin Xing Ye’s business operation (including, without limitation, patent, technical know-how.)

(b) Operation and maintenance of professional real estate brokerage system CRM and WBS, and other management systems, databases, business operational analysis systems and other programs developed or owned by Syswin Zhi Di.

(c) Syswin Zhi Di should procure its senior technicians and researchers to provide to Syswin Xing Ye management training and technology consulting service on business management process, project management and client management.

(2)         Marketing consulting services, including but not limited to:

(a) Syswin Zhi Di should provide to Syswin Xing Ye marketing resources including but not limited to, client lists, distribution channels information, trademarks in relation to Syswin Xing Ye, business names and other specific titles, logos with significant value in product promotion. Syswin Zhi Di should also provide consulting services on the marketing strategy making and implementation.

(b) Syswin Zhi Di should provide to Syswin Xing Ye services on market research, business strategy, technical training, database marketing of land operating, promotion and investment inviting of municipal land operation, transaction appraisal of land and project investment, marketing agency and sales agency.

(c) Information collection and filing of initial market of municipal land operation, business strategy study, marketing consulting, training, on marketing strategy planning, data base establishment, maintenance and management, and customer referral for municipal land operation.

(d) Development and maintenance of distribution channels. Syswin Zhi Di should refer real estate developers and clients to Syswin Xing Ye and Syswin Xing Ye should thereby accept such referrals.

(3)         General management services, including but not limited to:

(a) Human resource consultation;

(b) Legal matters consultation;

(c) Finance supporting and consultation;

(d) Information system management;

(e) Investment management and consultation.

Under PRC Laws, all services provided by Syswin Zhi Di to Syswin Xing Ye under Article 1 of the Service Agreement are substantially different from, and shall not be deemed as, the restricted real estate sales agency and consultancy services as defined by PRC Laws because:

1)             that pursuant to the Provisions on the Administration of Urban Real Estate Intermediary Services, or the Intermediary Services Administration Provisions, promulgated by the Ministry of Construction, or MOC, and as amended on August 15, 2001, real estate sales agency and consultancy services refer to those services provided to the parties in a real estate transaction, which, (i) according to the Rules on Real Estate Agency Practice, an industry code released on November 1, 2006 and (ii) based on our verbal consultation with local real estate regulatory authorities, refer to the purchasers and developers of real estates. Syswin Xing Ye, as an agency and consultancy service provider, is neither the purchaser nor the property developer in any real estate transaction, instead, it only provides such real estate intermediary agency and consultancy services to those purchasers and developers (the parties to a real estate transaction). In this case, Syswin Xing Ye shall not be deemed as a party to a real estate transaction. Therefore, the consultancy services provided by Syswin Zhi Di to Syswin Xing Ye shall not be deemed as real estate consultancy service nor sales agency service under PRC Laws.

2)             The local real estate regulatory authority in Beijing, where both Syswin Zhi Di and Syswin Xing Ye were incorporated, has issued implementation rules of the Intermediary Services Administration Provisions, in which it further limits the scope of real estate consultancy services to those consultancy services provided in relation to a specific real estate project, including those consultancy services provided by Syswin Xing Ye to its clients. (Syswin Xing Ye has obtained all necessary licenses and approvals to conduct such business as disclosed in the prospectus) In contrast, Syswin Zhi Di provides consultation services to Syswin Xing Ye on the general aspects of its operations, such as business strategy, marketing, database maintenance, employee training and client referrals. These operational aspects do not relate to any specific projects. Therefore the consultancy services provided to Syswin Xing Ye by Syswin Zhi Di as stipulated in Article 1 of the Service Agreement shall be deemed as general business consultancy services rather than real estate consultancy services as defined in the abovementioned implementation rules.

Based on the above reasons, Syswin Zhi Di, unlike Syswin Xing Ye, does not engage in the real estate sales agency and consultancy services businesses restricted to foreign investments under PRC Laws.

In addition, the main and sole business of Syswin Zhi Di is to provide consultancy services to Syswin Xing Ye, other than real estate consultancy service as described in the previous paragraphs. All services provided by Syswin Zhi Di to Syswin Xing Ye as described in Article 1 of the Service Agreement are legal under PRC Laws and fall within Syswin Zhi Di’s business scope as prescribed in its business license.

No additional license or approval is required to conduct aforesaid businesses as none of which is to be deemed as real estate sales agency and consultancy services under PRC laws from legal perspective. In general, Syswin Zhi Di and Syswin Xing Ye both operate lawfully in the PRC and have obtained all necessary regulatory licenses and approvals from the PRC government authorities to conduct their businesses except as otherwise disclosed in the Prospectus.

This Opinion is rendered solely to you for the Offering and the listing of the Company’s ADSs and may not be used for any other purpose. It may not be disclosed to and/or relied upon by anyone else or used for any other purpose without our prior written consent, except for (i) submission to the NYSE, and (ii) incorporation in the Registration Statement and the Prospectus, which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s ADSs. We hereby consent to the reference to our name under the headings “Risk Factors”, “Regulation”, “Legal Matters” and “Enforceability of Civil Liabilities” and elsewhere in the Registration Statement and Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United State Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng Attorney at Law

Jingtian & Gongcheng Attorneys at Law